TransDigm’s Acquisition of Esterline Technologies October 10, 2018

Forward Looking Statements Statements in this presentation which are not historic facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to expectations of Esterline’s future performance, profitability, growth and earnings; expectations of TransDigm’s earnings per share and the financial impact of the proposed transaction; the financing of the proposed transaction; and the timing of the proposed transaction. All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, the acquired business. We have identified some of these forward-looking statements with words like "believe," "may," "will," "should," "expect," "intend," "plan," predict," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. All forward-looking statements involve risks and uncertainties which could affect TransDigm’s actual results and could cause its actual results or the benefits of the proposed transaction to differ materially from those expressed in any forward- looking statements made by, or on behalf of TransDigm. These risks and uncertainties include, but are not limited to, closing conditions to the proposed transaction may not be achieved, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, the effect of the announcement or pendency of the proposed transaction on the TransDigm’s and Esterline’s business relationships, operating results and business generally, risks related to diverting management’s attention from ongoing business operations, the outcome of any legal proceedings that may be instituted related to the Merger Agreement or the proposed transaction, unexpected costs, charges or expenses resulting from the proposed transaction, Esterline’s actual financial results for the year ended September 28, 2018 may differ from expected results, TransDigm may have difficulty obtaining required approvals, TransDigm may have difficulty implementing its strategic value drivers, and TransDigm may be impacted by the effects of general economic and industry conditions. Except as required by law, TransDigm undertakes no obligation to revise or update the forward-looking information contained in this presentation. 1

Additional Information Additional Information and Where to Find it Esterline intends to file with the SEC a proxy statement in connection with the contemplated transactions. The definitive proxy statement will be sent or given to Esterline stockholders and will contain important information about the contemplated transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. Certain Information Concerning Participants TransDigm and Esterline and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Esterline investors and security holders in connection with the contemplated transactions. Information about TransDigm’s directors and executive officers is set forth in its proxy statement for its 2018 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. Information about Esterline’s directors and executive officers is set forth in its proxy statement for its 2018 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. These documents may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the proxy statement that Esterline intends to file with the SEC. 2

Agenda Transaction Overview Esterline Overview Acquisition Rationale & Value Creation Strategy Q&A 3

Transaction Overview Transaction Description . Acquisition of 100% of Esterline Technologies’ outstanding stock by merger Transaction Consideration . All cash offer - $122.50 per share . Aggregate value: $4.0Bn* Financial Impact . Funded with combination of cash and debt Timing . Closing subject to receipt of regulatory approvals in the United States and other jurisdictions, as well as other customary closing conditions . Expect to close within the second half of calendar 2019 *Aggregate value is Equity Value plus Net Debt; FY2019E EBITDA per Wall Street analyst consensus estimates (CapIQ) 4

Esterline Technologies Overview

TRANSDIGM GROUP INC.

Esterline at a Glance

- Esterline Technologies designs, manufactures and markets highly engineered products and systems to aerospace and defense customers
- FY2018E Revenue: ~$2,000MM
- FY2018E EBITDA: ~$300MM+
- Headquarters: Bellevue, WA
- Employees: 12,500+
- Large global footprint

Segment Revenue Breakdown[1]



Advanced Materials 22%
Avionics & Controls 42%
Sensors & Systems 36%

Organization Structure



3 Segments
Avionics & Controls
Sensors & Systems
Advanced Materials
8 Platforms
28 Business Units

(1) Segment breakdown based on FY2017 revenue

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Esterline Segment Overview Segment Business Overview Key Products • Manufactures avionics systems, control and communication systems, and Avionics Control & Interface interface technologies Systems Communication Technologies Systems • Products have been integrated into many existing aircraft designs, including Avionics & every Boeing and Airbus commercial aircraft platform currently in Controls production • Products meet critical operational requirements and provide customers with significant technological advantages • Develops and manufactures high-precision temperature, pressure and Advanced Connection Power speed sensors, as well as electrical and fiber optic interconnect systems, Sensors Technologies Systems electrical power switching, control and data communication devices, and other related systems Sensors & • Comprised of advanced sensors capabilities, connection technologies, and Systems power systems for end markets including commercial and military aircraft, nuclear power, and the rail sector as well as other adjacent markets • Principal customers include airlines, airframers, prime aerospace suppliers, jet engine manufacturers, and industrial manufactures Engineered Defense • Defense technologies for military air and ground end customers and Materials Technologies engineered materials for commercial aerospace and nuclear power Advanced • For military end markets, sole source provider of combustibles and chaff, and a leading producer of countermeasures to the U.S. Government Materials • For commercial aerospace, nuclear, and industrial end markets, offering includes high-performance elastomer products, vibration-tolerant clamps, wire management solutions, thermal insulation, and metal fabrication 6

Acquisition Rationale TransDigm’s Consistent Goal – “Private Equity-Like” Returns to Shareholders  Effective use of cash, transaction fits well with our capital allocation strategy  Complementary proprietary aerospace products with significant aftermarket and strong positions on a broad base of platforms  Like TransDigm, Esterline runs a decentralized organization  TransDigm has a long and proven track record of integrating acquisitions and creating value for shareholders 7